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                                                 -------------------------------
                                                          SEC FILE NUMBER
                                                 000      33483
                                                 -------------------------------

                                                 -------------------------------
                                                           CUSIP NUMBER
                                                 36938Q        10       3
                                                 -------------------------------

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

(Check One):    |_|Form 10-K    |_|Form 20-F    |_|Form 11-K    |X|Form 10-Q
                |_|Form N-SAR   |_|Form N-CSR

            For Period Ended: March 31, 2005

            |_|   Transition Report on Form 10-K
            |_|   Transition Report on Form 20-F
            |_|   Transition Report on Form 11-K
            |X|   Transition Report on Form 10-Q
            |_|   Transition Report on Form N-SAR

            For the Transition Period Ended: __________________________________

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  Read attached instruction sheet before preparing form. Please Print or Type.
    Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
--------------------------------------------------------------------------------

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART I - REGISTRANT INFORMATION

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Full Name of Registrant

General Components, Inc.


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Former Name if Applicable


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Address of Principal Executive Office (Street and Number)

Suite 2021, 20/F, Two Pacific Place

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City, State and Zip Code
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88 Queensway, Hong Kong

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

                                     PART II
                             RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

                  (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

         |X|      (b)   The subject annual report, semi-annual report,
                        transition report on Form 10-K, Form 20-F, 11-K, Form
                        N-SAR or From N-CSR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

                  (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

                                    PART III
                                    NARRATIVE

      State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, N-CSR, or the transition report or portion thereof, could not be filed within the prescribed time period.

The report of General Components, Inc. filed on Form 10-QSB for the quarter ended March 31, 2005 could not be filed within the prescribed time period because the GCI's financial statements were not completed, due to issues that have arisen in connection with the share exchange and change in control effected in September 2004. As a result of these transactions, GCI's fiscal year has changed to a calendar year, and GCI intends to file a Form 10-QSB for the quarter ended March 31, 2005 by the prescribed late filing period.

                                    PART IV
                               OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

      Mitchell S. Nussbaum            212               407-4159
             (Name)               (Area Code)      (Telephone Number)

(2)   Have all other periodic reports required under Section
      13 or 15(d) of the Securities Exchange Act of 1934 or
      Section 30 of the Investment Company Act of 1940
      during the preceding 12 months (or for such shorter)
      period that the registrant was required to file such
      reports) been filed? If answer is no, identify
      report(s).                                              |X|  Yes   |_|  No
      --------------------------------------------------------------------------

(3)   Is it anticipated that any significant change in
      results of operations from the corresponding period
      for the last fiscal year will be reflected by the
      earnings statements to be included in the subject
      report or portion thereof?                              |_|  Yes   |X|  No

      If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

================================================================================

                            General Components, Inc.
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                  (Name of Registrant as Specified in Charter)

Has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date :    May 16, 2005                     By: /s/ Bruce A. Cole
                                               -----------------
                                               Name:  Bruce A. Cole
                                               Title: President

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.


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